ATHENS BANCSHARES CORPORATION REPORTS 2012 FINANCIAL RESULTS

Athens, Tennessee, January 31, 2013, Athens Bancshares Corporation (NASDAQ: AFCB – news) (the “Company”), the holding company for Athens Federal Community Bank (the “Bank”), today announced its results of operations for the three and twelve months ended December 31, 2012.  The Company’s net income for the three months ended December 31, 2012 was $581,000 or $0.26 per diluted share, compared to net income of $713,000 or $0.28 per diluted share for the same period in 2011.  For the twelve months ended December 31, 2012, net income was $2.6 million or $1.09 per diluted share, compared to a net income of $1.9 million or $0.75 per diluted share for the twelve months ended December 31, 2011.

Results of Operations – Three Months Ended December 31, 2012 and 2011

Net interest income after provision for loan losses increased $74,000 or 2.99%, to $2.6 million for the three months ended December 31, 2012 compared to the three months ended December 31, 2011.  Interest income decreased $27,000 when comparing the two periods as the average balance of interest-earning assets increased from $263.6 million for the three months ended December 31, 2011 to $274.1 million for the comparable period in 2012. The average yield on interest earning assets decreased from 5.57% during the three months ended December 31, 2011 to 5.32% for the comparable period in 2012.   Interest expense decreased $154,000 when comparing the two periods as the average balance of interest bearing liabilities increased from $217.5 million for the three months ended December 31, 2011 to $226.4 million for the comparable period in 2012.  The average cost of interest-bearing liabilities decreased from 1.42% to 1.10% when comparing the same two periods.  The provision for loan losses increased $53,000 from $421,000 for the quarter ended December 31, 2011 to $474,000 for the quarter ended December 31, 2012.

Non-interest income increased $196,000 to $1.5 million for the three months ended December 31, 2012 compared to $1.3 million for the same period in 2011.  The increase was primarily due to an increase in income related to sale of loans on the secondary market, an increase in debit card related income, an increase in income related to consumer loan related fees and increased revenue from Valley Title Services, LLC partially offset by a reduction in deposit related fees generated from non-sufficient fund charges.

Non-interest expense increased $319,000 to $3.2 million for the quarter ended December 31, 2012 compared to $2.8 million for the quarter ended December 31, 2011.  The increase was primarily due to data processing fees related to increased debit card transactions as well as increased salary and employee benefits expenses including an increase in the number of employees.

Income tax expense for the three months ended December 31, 2012 was $285,000 compared to $202,000 for the same period in 2011.

Results of Operations – Year Ended December 31, 2012 and 2011

Net interest income after provision for loan losses increased $1.4 million, or 15.31%, to $10.8 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011.  Interest income decreased $172,000 when comparing the two periods as the average balance of interest-earning assets increased from $262.9 million for the year ended December 31, 2011 to $271.3 million for the year ended December 31, 2012.  The average yield on interest-earning assets decreased from 5.57% during the year ended December 31, 2011 to 5.33% for the year ended December 31, 2012.  Interest expense decreased $700,000 as the average cost of interest bearing liabilities decreased from 1.53% to 1.18% when comparing the two years, while the average balance of interest bearing liabilities increased $4.8 million from $218.5 million to $223.3 million.  The provision for loan losses decreased $900,000 from $2.0 million for the year ended December 31, 2011 to $1.1 million for the year ended December 31, 2012. The decrease in provision for loan losses was primarily due to a decrease in net charge offs period over period.

Non-interest income increased $569,000 to $5.3 million for the year ended December 31, 2012 compared to the year ended December 31, 2011.  The increase was primarily due to an increase in income related to the sale of mortgage loans on the secondary market, an increase in debit card related income and an increase in revenue from Valley Title Services, LLC partially offset by reductions in nonsufficient fund charges on deposit accounts and customer investment sales commissions.

Non-interest expense increased $447,000 to $11.9 million for the year ended December 31, 2012 compared to the year ended December 31, 2011.  The increase was primarily due to data processing fees related to increased debit card transactions as well as increased salary and employee benefits expenses including an increase in the number of employees.

Income tax expense for the year ended December 31, 2012 was $1.6 million as compared to $754,000 for the year ended December 31, 2011.  The primary reason for the change was the increase in taxable income during the 2012 period.

Total assets increased $7.9 million to $291.6 million at December 31, 2012, compared to $283.7 million at December 31, 2011.  The Bank was considered well-capitalized under applicable federal regulatory capital guidelines at December 31, 2012.

This release may contain forward-looking statements within the meaning of the federal securities laws.  These statements are not historical facts; rather, they are statements based on the Company’s current expectations regarding its business strategies and their intended results and its future performance.  Forward-looking statements are preceded by terms such as “expects”, “believes”, “anticipates”, “intends” and similar expressions.

Forward-looking statements are not guarantees of future performance.  Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by the forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this report or made elsewhere from time to time by the Company or on its behalf.  Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.

ATHENS BANCHSARES CORPORATION AND SUBSIDIARY CONSOLIDATED FINANCIAL HIGHLIGHTS (Unaudited - Dollars in thousands, except per share amounts)

	THREE MONTHS ENDED		YEARS ENDED
	DECEMBER 31,		DECEMBER 31,
	2012	2011	2012	2011
Operating Data:
Total interest income	$ 3,646	$ 3,673	$ 14,474	$ 14,646
Total interest expense	620	774	2,638	3,338

Net interest income	3,026	2,899	11,836	11,308
Provision for loan losses	474	421	1,080	1,980
Net interest income after provision for loan losses	2,552	2,478	10,756	9,328

Total non-interest income	1,473	1,277	5,327	4,758
Total non-interest expense	3,159	2,840	11,871	11,424

Income before income taxes	866	915	4,212	2,662
Income tax expense	285	202	1,609	754

Net income	$ 581	$ 713	$ 2,603	$ 1,908

Net income per share, basic	$ 0.27	$ 0.29	$ 1.12	$ 0.75
Average common shares outstanding, basic	2,182,482	2,489,375	2,332,940	2,528,618
Net income per share, diluted	$ 0.26	$ 0.28	$ 1.09	$ 0.75
Average common shares outstanding, diluted	2,255,498	2,503,611	2,387,007	2,553,253

Performance ratios:
Return on average assets (annualized)	0.79%	1.00%	0.89%	0.67%
Return on average equity (annualized)	4.79	5.66	5.23	3.80
Interest rate spread	4.22	4.15	4.15	4.04
Net interest margin	4.42	4.40	4.36	4.30

	DECEMBER 31, 2012	DECEMBER 31,2011
FINANCIAL CONDITION DATA:
Total assets	$291,632	$283,716
Gross loans	221,750	208,865
Allowance for loan losses	4,475	4,166
Deposits	234,248	224,112
Securities sold under agreements to repurchase	2,110	2,265
Total liabilities	243,628	233,166
Stockholders' equity	48,004	50,550

Non-performing assets:
Non-accrual loans	$3,870	$3,254
Accruing loans past due 90 days	28	45
Foreclosed real estate	509	526
Other non-performing assets	37	11

Troubled debt restructurings (1)	$5,270	$6,808

Asset quality ratios:
Allowance for loan losses as a percent of total gross loans	2.02%	1.99%
Allowance for loan losses as a percent of non-performing loans	114.80	126.28
Non-performing loans as a percent of total loans	1.76	1.58
Non-performing loans as a percent of total assets	1.34	1.16
Non-performing assets and troubled debt restructurings as a percentage of total assets	3.17	3.52

Regulatory capital ratios (Bank only):
Total capital (to risk-weighted assets)	21.33%	21.96%
Tier 1 capital (to risk-weighted assets)	20.07	20.69
Tier 1 capital (to adjusted total assets)	13.43	14.13

(1)
Troubled debt restructurings include $419,000 and $670,000 in non-accrual loans at December 31, 2012 and December 31, 2011, respectively, which are also included in non-accrual loans at the respective dates.

CONTACT:         Athens Bancshares Corporation
Jeffrey L. Cunningham
President and CEO
423-745-1111